UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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HEARTWARE INTERNATIONAL, INC.
(Name of Registrant as Specified in Its Charter)

ENGAGED CAPITAL MASTER FEEDER I, LP
ENGAGED CAPITAL MASTER FEEDER II, LP
ENGAGED CAPITAL I, LP
ENGAGED CAPITAL I OFFSHORE, LTD.
ENGAGED CAPITAL II, LP
ENGAGED CAPITAL II OFFSHORE LTD.
ENGAGED CAPITAL, LLC
ENGAGED CAPITAL HOLDINGS, LLC
GLENN W. WELLING
SCOTT R. WARD
SHAWN T MCCORMICK
BRENDAN B. SPRINGSTUBB

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Engaged Capital, LLC, together with the other participants named herein (collectively, “Engaged Capital”), intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of Engaged Capital’s slate of three highly-qualified director nominees at the 2016 annual meeting of stockholders of HeartWare International, Inc., a Delaware corporation.

On December 30, 2015, Engaged Capital issued the following press release:

ENGAGED CAPITAL NOMINATES THREE HIGHLY-QUALIFIED INDIVIDUALS FOR ELECTION TO THE BOARD OF HEARTWARE INTERNATIONAL

•	States intention to run campaign in opposition to the Valtech acquisition
•	Formally nominates Scott R. Ward, Shawn T McCormick and Brendan B. Springstubb for election at 2016 annual meeting

Newport Beach, CA, December 30, 2015 - Engaged Capital, LLC (together with its affiliates, “Engaged Capital”), an investment firm specializing in enhancing the value of small and mid-cap North American equities, announced today that it has delivered a letter to the Board of Directors (the “Board”) of HeartWare International, Inc. (“HTWR” or the “Company”) (NASDAQ: HTWR) formally nominating the following highly qualified individuals for election to the Board at the upcoming 2016 Annual Meeting of Stockholders:

•	Scott R. Ward, Chairman and Interim CEO of Cardiovascular Systems, former President of Medtronic’s Cardiovascular business;
•	Shawn T McCormick, former Chief Financial Officer of Tornier N.V.; and
•	Brendan B. Springstubb, Senior Analyst of Engaged Capital.

Accompanying the formal nomination was the following letter addressed to the Board:

December 28, 2015

Board of Directors
HeartWare International, Inc.
500 Old Connecticut Path
Framingham, MA 01701

Members of the Board:

As you are aware, Engaged Capital, LLC (together with its affiliates, “Engaged Capital”) currently owns approximately 1.3% of the outstanding shares of common stock of HeartWare International, Inc. (“HTWR” or the “Company”).  Since issuing our October 5, 2015 letter, we have received a steady flow of inbound phone calls and have continued our dialogue with shareholders, industry executives, bankers and analysts. These conversations have increased our conviction in both the attractiveness of HTWR’s left ventricular assist device (LVAD) business and the unacceptable risks associated with the proposed acquisition of Valtech Cardio, Ltd. (“Valtech”). We continue to believe the majority of HTWR shareholders remain staunchly opposed to the proposed acquisition of Valtech and we intend to campaign against the acquisition if necessary.

Ultimately, the HTWR Board of Directors (the “Board”) is responsible for the Company’s truly baffling decision to pursue an incredibly risky, expensive acquisition of a pre-revenue company. While we remain hopeful that the Board will exercise its discretion to walk away from the proposed acquisition of Valtech, we do not believe terminating the acquisition agreement will be enough to repair the significant damage done to the credibility of the Company’s leadership. We adamantly believe shareholder representation in the boardroom is desperately needed to help restore the Board’s credibility with investors and ensure that the appropriate approach to generating long-term value on a risk-adjusted basis is implemented.

Accordingly, we are formally providing the Board notice of our nomination of three candidates for election to the Board at the upcoming 2016 Annual Meeting of Stockholders. We believe these individuals possess the strategic, financial and capital allocation acumen and experience the Board urgently needs. Our nominees are:

Scott R. Ward, age 56, has served as the Interim Chief Executive Officer of Cardiovascular Systems, Inc., a medical technology company focused on the treatment of peripheral and coronary arterial diseases, since December 2015, where he has also served as a director since November 2013 and the Chairman of the Board since November 2014.  Mr. Ward has served as Managing Director of SightLine Partners, LLC, a venture capital firm focused on investments in later stage medical device companies, since August 2012. Mr. Ward has also served as a director of ImpediMed Limited, a world leader in the development and distribution of medical devices employing Bioimpedance Spectroscopy (BIS) technologies, since July 2013, and Creganna-Tactx Medical Devices, a design and manufacturing expert in minimally invasive medical devices, since June 2011, where he has also served as Chairman of the Board since June 2012. Mr. Ward is also the Founder and President of Raymond Holdings, LLC, a firm with activities in venture capital, strategy and transactional advisory services, which he founded in November 2010. From 1981 to November 2010, Mr. Ward was employed by Medtronic, Inc., a global leader in medical technology, where he held a number of senior leadership positions, including most recently President of Medtronic’s CardioVascular business (2007 to November 2010) and President of Medtronic’s Vascular business (2004 to 2007). Mr. Ward also previously served as a director of SurModics, Inc., a leading provider of surface modification and in vitro diagnostic technologies to the healthcare industry, from September 2010 to March 2015, and MAP Pharmaceuticals, Inc., a pharmaceuticals company, from 2008 until the completion of its sale to Allergan, Inc. in March 2013. Mr. Ward holds a B.S. in genetics and cell biology and an M.S. in toxicology, both from the University of Minnesota.  Engaged Capital believes that Mr. Ward’s over 30 years of experience in the healthcare industry, including his significant leadership experience of public medical device companies and his prior service on the boards of public medical device companies, will make him a valuable addition to the Board.

Shawn T McCormick, age 51, served as the Chief Financial Officer of Tornier N.V., a global medical device company (“Tornier”), and Tornier, Inc., its primary U.S. operating subsidiary, from September 2012 until Tornier merged with Wright Medical Group in October 2015.  During this time, he also served as Tornier’s Principal Accounting Officer.  From April 2011 to February 2012, Mr. McCormick served as Chief Operating Officer of Lutonix Inc., a medical device company acquired by C.R. Bard, Inc. in December 2011.  From January 2009 to July 2010, he served as Chief Financial Officer and Senior Vice President of ev3, Inc., an endovascular device company acquired by Covidien plc in July 2010.  Prior to that, Mr. McCormick served as Vice President of Corporate Development at Medtronic, Inc., a global medical device company (“Medtronic”), from May 2008 to January 2009, where he was responsible for leading Medtronic’s worldwide business development activities. He also served as Vice President, Corporate Technology and New Ventures of Medtronic from July 2007 to May 2008 and as Vice President, Finance for Medtronic’s Spinal, Biologics and Navigation business from July 2002 to July 2007.  Prior to that, Mr. McCormick held various other positions with Medtronic, including Corporate Development Director, Principal Corporate Development Associate, Manager of Financial Analysis, Senior Financial Analyst and Senior Auditor.  Prior to joining Medtronic, he spent four years with the public accounting firm KPMG Peat Marwick.  Mr. McCormick has served on the Boards of Directors of Surmodics, Inc., a leading provider of medical device and in vitro diagnostic technologies, since December 2015, Entellus Medical, Inc., a medical technology company focused on minimally invasive treatment of patients who are suffering from chronic sinusitis, since December 2014, and Nevro Corp., a medical device company, since September 2014.  Mr. McCormick previously served as a director of Lanx, Inc., a leader in minimally invasive techniques and technologies for spinal care, from August 2010 until the company was sold to Biomet, Inc. in November 2013.  Mr. McCormick is a Certified Public Accountant and holds a B.S. in Accounting and Finance from Arizona State University and an M.B.A. from the University of Minnesota’s Carlson School of Management. Engaged Capital believes Mr. McCormick’s public company board experience and over 20 years’ financial and operational expertise in the medical device industry will make him a valuable addition to the Board.

Brendan B. Springstubb, age 32, has served as a Senior Analyst at Engaged Capital since June 2013.  Prior to joining Engaged Capital, Mr. Springstubb held multiple roles with Relational Investors, LLC (“Relational”) a $6 billion activist equity fund, from June 2005 to April 2013.  At Relational, Mr. Springstubb was most recently the senior analyst covering the healthcare sector where he was responsible for identifying and overseeing activist investment opportunities and communicating with portfolio company management teams. Prior to leading the healthcare group, Mr. Springstubb was a generalist covering investments in the telecom, financial and technology sectors.  Mr. Springstubb earned a Master’s degree in Biotechnology with a dual concentration in Biotechnology Enterprise and Regulatory Affairs from Johns Hopkins University and a Bachelor’s degree in Economics and Molecular Biology from Pomona College.  Mr. Springstubb is also a CFA Charterholder and a Certified Financial Risk Manager. Engaged Capital believes that Mr. Springstubb’s financial expertise and experience in the healthcare sector will make him a valuable addition to the Board.

As we have discussed during our recent conversations, it is our intention to work collaboratively with the Board and management team to create lasting shareholder value. While we recognize that the proxy statement for the proposed acquisition of Valtech is not yet finalized, HTWR’s nomination deadline of December 30, 2015 has forced us to nominate directors now. We would prefer to work constructively with you towards a solution; however, if you choose to take the Valtech acquisition to a vote, we are fully prepared to campaign against the transaction and are equally committed to seeking the election of our nominees at the Company’s 2016 Annual Meeting.

Sincerely yours,

/s/ Glenn W. Welling

Glenn W. Welling
Managing Member

About Engaged Capital:

Engaged Capital, LLC (“Engaged Capital”) was established in 2012 by a group of professionals with significant experience in activist investing in North America and was seeded by Grosvenor Capital Management, L.P., one of the oldest and largest global alternative investment managers. Engaged Capital is a limited liability company owned by its principals and formed to create long-term shareholder value by bringing an owner’s perspective to the managements and boards of undervalued public companies. Engaged Capital manages both a long-only and long/short North American equity fund. Engaged Capital’s efforts and resources are dedicated to a single investment style, “Constructive Activism” with a focus on delivering superior, long-term, risk-adjusted returns for investors. Engaged Capital is based in Newport Beach, California.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Engaged Capital, LLC, together with the other the participants named herein, intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of three highly-qualified director nominees at the 2016 annual meeting of stockholders of HeartWare International, Inc., a Delaware corporation (the “Company”).

ENGAGED CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are Engaged Capital Master Feeder I, LP (“Engaged Capital Master I”), Engaged Capital Master Feeder II, LP (“Engaged Capital Master II”), Engaged Capital I, LP (“Engaged Capital I”), Engaged Capital I Offshore, Ltd. (“Engaged Capital Offshore”), Engaged Capital II, LP (“Engaged Capital II”), Engaged Capital II Offshore Ltd. (“Engaged Capital Offshore II”), Engaged Capital, LLC (“Engaged Capital”), Engaged Capital Holdings, LLC (“Engaged Holdings”), Glenn W. Welling, Scott R. Ward, Shawn T McCormick, and Brendan B. Springstubb (collectively, the “Participants”).

As of the date hereof, Engaged Capital Master I beneficially owned 71,800 shares of Common Stock. As of the date hereof, Engaged Capital Master II beneficially owned 158,200 shares of Common Stock. Engaged Capital I, as a feeder fund of Engaged Capital Master I, may be deemed the beneficial owner of the 71,800 shares of Common Stock beneficially owned by Engaged Capital Master I. Engaged Capital Offshore, as a feeder fund of Engaged Capital Master I, may be deemed the beneficial owner of the 71,800 shares of Common Stock beneficially owned by Engaged Capital Master I. Engaged Capital II, as a feeder fund of Engaged Capital Master II, may be deemed the beneficial owner of the 158,200 shares of Common Stock beneficially owned by Engaged Capital Master II. Engaged Capital Offshore II, as a feeder fund of Engaged Capital Master II, may be deemed the beneficial owner of the 158,200 shares of Common Stock beneficially owned by Engaged Capital Master II. Engaged Capital, as the investment adviser to each of Engaged Capital Master I and Engaged Capital Master II, may be deemed to beneficially own the 230,000 shares of Common Stock owned in the aggregate by Engaged Capital Master I and Engaged Capital Master II. Engaged Holdings, as the managing member of Engaged Capital, may be deemed to beneficially own the 230,000 shares of Common Stock owned in the aggregate by Engaged Capital Master I and Engaged Capital Master II. Mr. Welling, as the founder and chief investment officer of Engaged Capital and the sole member of Engaged Holdings, may be deemed to beneficially own the 230,000 shares of Common Stock owned in the aggregate by Engaged Capital Master I and Engaged Capital Master II. As of the date hereof, Messrs. Ward, McCormick, and Springstubb do not beneficially own any shares of Common Stock.

Contacts

Investors:
Morrow & Co., LLC
Tom Ball, 203-658-9400
tomball@morrowco.com
or
John Ferguson, 203-658-9400
jferguson@morrowco.com
or
Media:
Bayfield Strategy, Inc.
Riyaz Lalani, 416-907-9365
rlalani@bayfieldstrategy.com

SOURCE: Engaged Capital, LLC